UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 20, 2014

OSAGE EXPLORATION AND DEVELOPMENT, INC.

(Exact name of small business issuer as specified in its charger)

Delaware	0-52718	26-0421736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2445 Fifth Avenue Suite 310
San Diego, CA 92101	(619) 677-3956
(Address of principal executive offices)	(Issuer’s telephone number)

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

As of February 25, 2014, Osage Exploration and Development, Inc. (“Osage”) has issued an aggregate of 4,900,000 shares of its common stock and warrants to purchase 1,960,000 shares of common stock for aggregate gross proceeds of $4,410,000 (the “Private Placement”). The Private Placement is being issued and sold pursuant Securities Purchase Agreements between Osage and certain purchasers. It is anticipated that upon completion of the Private Placement aggregate gross proceeds will amount to up to $5,400,000. The purchase price of each unit, representing one share of common stock and a warrant to purchase 0.4 shares of common stock at $1.80 per share, was $0.90. The warrants have a term of five years. Cabot Lodge Securities, LLC (“Cabot”) served as placement agent in the Private Placement. Cabot will receive placement fees of 8%, in cash or warrants or a combination thereof at their election.

The issuance was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and was made without general solicitation or advertising. Each purchaser represented that it is an accredited investor with access to information about Osage sufficient to evaluate the investment and that the common stock was being acquired without a view to distribution or resale in violation of the Securities Act. A Form D filing will be made in accordance with the requirements of Regulation D. The securities offered have not been registered under the Securities Act, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

Exhibit 10.1*	Form of Securities Purchase Agreement

Exhibit 10.2*	Form of Common Stock Purchase Warrant

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

OSAGE EXPLORATION AND DEVELOPMENT, INC.
(Registrant)

Date: February 25, 2014	By:	/s/ Kim Bradford
Kim Bradford
President and Chief Executive Officer